Argentex Mining closes private placement

Vancouver, B.C., April 27, 2008 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that on April 24, 2009 it closed a private placement in which it sold 1,478,334 units to eight arms-length investors at a purchase price of US$0.30 per unit for aggregate gross proceeds of approximately US$443,500.

Each unit consisted of one share of the company’s common stock and one non-transferable common share purchase warrant. Each of the share purchase warrants entitles the holder to purchase one additional common share of the company for a purchase price of US$0.45 until April 24, 2011.

Each of the unit shares and the shares that can be issued upon exercise of any of the unit warrants is considered a "restricted" security under the securities laws of the United States and is subject to a six-month hold period. The six-month hold period begins on the date that each share is issued.

There were no finders and the company did not pay any finders’ fees, commissions or similar compensation in connection with the private placement.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.